Exhibit 10.7

L3 TECHNOLOGIES, INC.
AMENDED AND RESTATED
2008 LONG TERM PERFORMANCE PLAN
PERFORMANCE UNIT AGREEMENT
(Version 0006)

 This Performance Unit Agreement (this “Agreement”), effective as of the Grant Date (as defined below), is between L3 Technologies, Inc., a Delaware corporation (the “Corporation” or “L3”), and the Participant (as defined below).

1.          Definitions.  Capitalized terms not otherwise defined herein shall have the respective meanings ascribed to them in the L3 Technologies, Inc. Amended and Restated 2008 Long Term Performance Plan (the “Plan”).  The following terms shall have the following meanings for purposes of this Agreement:

(a)           “Applicable Unit Multiplier” shall mean, with respect to each Performance Measure, the “Unit Multiplier” calculated pursuant to the Award Letter based on the actual level of achievement for the Performance Period; provided, that in the event of a Change in Control, the “Applicable Unit Multiplier” shall mean 100%, subject to upward adjustment (but not above 200%) to the extent (if any) that the Committee is able, in its sole discretion, to assess that the Corporation’s progress, at or prior to the Change in Control, towards the achievement levels set forth in the Award Letter for such Performance Measure exceeds the “Target” performance level as adjusted to account for the reduced period of actual performance.

(b)           “Award Letter” shall mean the award notice to the Participant attached hereto as Exhibit A.

(c)            “Cause” shall mean the Participant’s (1) intentional failure to perform reasonably assigned duties, (2) dishonesty or willful misconduct in the performance of duties, (3) engaging in a transaction in connection with the performance of duties to the Corporation or its subsidiaries which transaction is adverse to the interests of the Corporation and is engaged in for personal profit or (4) willful violation of any law, rule or regulation in connection with the performance of duties (other than traffic violations or similar offenses).

(d)          “Change in Control” shall mean:

(1)          the acquisition by any person or group (including a group within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act), other than the Corporation or any of its subsidiaries, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of  a majority more of the combined voting power of the Corporation’s then outstanding voting securities, other than by any employee benefit plan maintained by the Corporation;

(2)          the sale of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole;

(3)          the consummation of a merger, combination, consolidation, recapitalization or other reorganization of the Corporation with one or more other entities that are not subsidiaries if, as a result of the consummation of the merger, combination, consolidation, recapitalization or other reorganization, less than 50 percent of the outstanding voting securities of the surviving or resulting corporation shall immediately after the event be beneficially owned in the aggregate by the stockholders of the Corporation immediately prior to the event; or

(4)          the election, including the filling of vacancies, during any period of 24 months or less, of 50% or more of the members of the Board of Directors, without the approval of Continuing Directors, as constituted at the beginning of such period.  "Continuing Directors" shall mean any director of the Corporation who either (i) is a member of the Board of Directors on the Grant Date, or (ii) is nominated for election to the Board of Directors by a majority of the Board which is comprised of directors who were, at the time of such nomination, Continuing Directors.

(e)           “Committee” or “Compensation Committee” shall mean the Compensation Committee of the Board of Directors of the Corporation.

(f)            “Disability” shall mean that the Participant, (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Participant's employer.

(g)          “Fair Market Value” shall mean, with respect to any security, the closing price of the security as reported on the composite tape of New York Stock Exchange issues (or if, at the date of determination, the security is not so listed or if the principal market on which it is traded is not the New York Stock Exchange, such other reporting system as shall be selected by the Committee) on the relevant date, or, if no sale of the security is reported for that date, the next preceding day for which there is a reported sale.  The Committee shall determine the Fair Market Value of any security that is not publicly traded, using criteria as it shall determine, in its sole direction, to be appropriate for the valuation.

(h)           “Final Cash Performance Unit Dividends” shall mean an amount equal to the aggregate cash dividends that would have been payable on the Final Cash Performance Units if they represented shares of L3 common stock held on all record dates between the Grant Date and the date on which the payment contemplated under Section 10(b) is made; provided, that in the event of an equity restructuring that triggers an adjustment to Performance Measures and/or the number of Performance Units as contemplated by Section 9, the amount of the Final Cash Performance Unit Dividends attributable to record dates that are prior to the date of such equity restructuring shall be calculated based on a number of Final Cash Performance Units that includes the effect of the adjustment to the Performance Measures but excludes the effect of the adjustment to the number of Performance Units.

 (i)           “Final Cash Performance Units” shall mean the number of Total Earned
Performance Units attributable to Performance Measures the payment of which are to be made in cash as specified in the Award Letter.

(j)            “Final Stock Performance Unit Dividends” shall mean an amount equal to the aggregate cash dividends that would have been payable on the Final Stock Performance Units if they represented shares of L3 common stock held on all record dates between the Grant Date and the date on which the issuance of Award Shares and the payment of the amounts contemplated under Section 10(c) is made; provided, that in the event of an equity restructuring that triggers an adjustment to Performance Measures and/or the number of Performance Units as contemplated by Section 9, the amount of the Final Cash Performance Unit Dividends attributable to record dates that are prior to the date of such equity restructuring shall be calculated based on a number of Final Cash Performance Units that includes the effect of the adjustment to the Performance Measures but excludes the effect of the adjustment to the number of Performance Units.

(k)           “Final Stock Performance Units” shall mean the number of Total Earned
Performance Units attributable to Performance Measures the payment of which are to be made in shares of L3 stock as specified in the Award Letter.

(l)            “Grant Date” shall mean the “Grant Date” listed in the Award Letter.

(m)           “Participant” shall mean the “Participant” listed in the Award Letter.

(n)           “Performance Measures” shall mean the performance measures set forth in the Award Letter.

(o)           “Performance Period” shall mean the “Performance Period” set forth in the Award Letter, subject to adjustment in accordance with Section 5 hereof.

(p)           “Performance Units” shall mean the number of performance units equal to the Total Target Performance Units or, when finally determined in accordance with this Agreement, the Total Earned Performance Units.

(q)           “Retirement” shall mean that the Participant (A) terminates employment with the Corporation and its subsidiaries other than for Cause (and is not subject to termination for Cause at the time of such termination), (B) is available for consultation with the Corporation or its subsidiaries at the reasonable request of the Corporation or its subsidiaries and (C) terminates employment either (1) on or after attaining age 60 and completing at least five years of service in the aggregate with the Corporation and its subsidiaries (which service must be continuous through the date of termination except for a single break in service that does not exceed one year in length), or (2) on or after attaining age 65.

(r)           “Segmented Target Performance Units” shall mean, with respect to each Performance Measure, the number of “Target Units” set forth in the Award Letter for the Performance Measure, subject to adjustment pursuant to the terms hereof.

(s)           “Segmented Earned Performance Units” shall mean, with respect to each Performance Measure, the number of Segmented Target Performance Units multiplied by the Applicable Unit Multiplier.

(t)            “Subsidiary” or “subsidiary” shall mean, as to any person, any corporation, association, partnership, joint venture or other business entity of which 50% or more of the voting stock or other equity interests (in the case of entities other than corporations), is owned or controlled (directly or indirectly) by that entity, or by one or more of the Subsidiaries of that entity, or by a combination thereof.

(u)           “Total Earned Performance Units” shall mean the sum the Segmented Earned Performance Units for all Performance Measures.

(v)           “Total Target Performance Units” shall mean the sum of the Segmented Target Performance Units for all Performance Measures.

 2.                Target and Final Awards.  Subject to the terms, conditions and restrictions set forth in the Plan and this Agreement, the Corporation hereby grants the Performance Units to the Participant.  The initial amount of Performance Units granted hereunder represent a target award to the Participant in respect of the Performance Measures for the Performance Period.  The final award to the Participant, and the amount of any payments to the Participant hereunder, shall be based on the actual level of achievement of the Performance Measures for the Performance Period subject to the terms of this Agreement.

 3.                Performance Unit Account.  The Corporation shall cause an account (the “Account”) to be established and maintained on the books of the Corporation to record the number of Performance Units credited to the Participant under the terms of this Agreement.  The Participant’s interest in the Account shall be that of a general, unsecured creditor of the Corporation.  For the avoidance of doubt, neither this Agreement nor the grant of Performance Units hereunder shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Corporation and a Participant or any other person.

 4.                Nonalienation of Benefits.  No Participant or beneficiary shall have the power or right to transfer, anticipate, or otherwise encumber the Participant’s interest under this Agreement.  The provisions of this Agreement shall inure to the benefit of the Participant and the Participant’s beneficiaries, heirs, executors, administrators or successors in interest.

 5.                Change in Control During Performance Period.  In the event of a Change in Control, (a) the Segmented Target Performance Units for each Performance Measure shall automatically be adjusted on a pro-rata basis to reflect the number of completed months out of the entire Performance Period as of the date of the Change in Control and (b) the Performance Period shall automatically be deemed to have terminated and the provisions of Section 10 hereof shall become applicable.

 6.                Termination of Employment or Disability During Performance Period.

(a)           If the Participant suffers a Disability, or the Participant’s employment with the Corporation and its subsidiaries is terminated during the Performance Period: (1) by reason of death or Disability, (2) by Retirement at least one year after the first day of the Performance Period, or (3) by the Company without Cause (each, a “Qualified Separation”), the Segmented Target Performance Units for each Performance Measure shall automatically be adjusted on a pro-rata basis to reflect the number of completed months out of the entire Performance Period as of the date the Participant suffered a Disability or the date of the termination of employment, as applicable.  Thereafter, the Participant (or his/her beneficiaries, heirs, executors, administrators or successors in interest) shall be entitled to any amounts payable under Section 10 following the termination of the Performance Period in accordance with the terms hereof.

(b)           In the event that the Participant’s employment with the Corporation and its subsidiaries is terminated during the Performance Period and is not a Qualified Separation, then the Participant shall forfeit the Performance Units and all of the Participant’s rights hereunder shall cease.

(c)           The Participant’s rights to the Performance Units shall not be affected by any change in the nature of the Participant’s employment so long as the Participant continues to be an employee of the Corporation or any of its subsidiaries. Whether (and the circumstances under which) employment has been terminated and the determination of the termination date for the purposes of this Agreement (or whether, and the date upon which, the Participant has suffered a Disability) shall be determined by the Committee or (with respect to any employee other than an “Executive Officer” as defined under the Plan) its designee (who, at the date of this Agreement, shall be the Corporation’s Vice President of Human Resources), whose good faith determination shall be final, binding and conclusive; provided, that such designee may not make any such determination with respect to his or her own employment.

 7.                No Right to Continued Employment.   Nothing in this Agreement shall be interpreted or construed to confer upon the Participant any right to continue employment by the Corporation or any of its subsidiaries, nor shall this Agreement interfere in any way with the right of the Corporation or any of its subsidiaries to terminate the Participant’s employment at any time for any reason whatsoever, whether or not with cause.

 8.                No Rights as a Stockholder.  The Participant’s interest in the Performance Units shall not entitle the Participant to any rights as a stockholder of the Corporation.  The Participant shall not be deemed to be the holder of, or have any of the rights and privileges of a stockholder of the Corporation in respect of, the Award Shares (as defined below) unless and until such shares have been issued to the Participant in accordance with Section 10.

 9.                Adjustments for Certain Changes.  The Committee shall make adjustments in the calculation of any earnings-based Performance Measure to eliminate the effect of any: (a) impairment losses incurred on goodwill and other intangible assets or on debt or equity investments computed in accordance with Financial Accounting Standard No. 142 or other GAAP; (b) gains or losses incurred on the retirement of debt computed in accordance with Financial Accounting Standard No. 145; (c) extraordinary gains and losses in accordance with GAAP; (d) gains and losses in connection with asset dispositions that are not contemplated under the Corporation’s most recent internal plan for the year as presented to the Board of Directors prior to the Grant Date; (e) non-cash gains or losses on discontinued operations; (f) adoption by the Company of any new accounting standards required by GAAP or the Securities and Exchange Commission following the Grant Date; (g) gains or losses of $5 million or more individually, or $25 million or more in the aggregate, in respect of litigation matters; and (h) gains or losses (other than accrued interest) related to the resolution of income tax contingencies for business acquisitions, to the extent that such contingencies were established as of the dates of such acquisitions in the GAAP purchase price allocations in respect thereof.  In the event of an equity restructuring, as defined in Statement of Financial Accounting Standards 123R, which affects the Corporation’s common stock, a Participant shall have a legal right to an adjustment to the Performance Measures (including any performance goal in respect of the Performance Measures based on market price per share) and/or the number of Performance Units which shall preserve (without enlarging) the value of the award hereunder, with the manner of such adjustment to be determined by the Committee in its sole discretion.

 10.              Determination and Payment of Final Awards; Negative Discretion.

(a)           As promptly as practicable following the termination of the Performance Period, the Committee shall determine the Applicable Unit Multiplier for each of the Performance Measures (the date of such determination being referred to herein as the “Determination Date”).

(b)           Subject to clause (f) below, promptly following the Determination Date, the Corporation shall pay the Participant an amount in cash (if any), without interest thereon and subject to applicable withholding taxes, equal to the sum of (1) number of Final Cash Performance Units multiplied by the Fair Market Value per share of L3 common stock as of the last day of the Performance Period, and (2) the Final Cash Performance Unit Dividends.  Upon the payment of the cash amount contemplated under this clause (b), the Participant’s Account in respect of the Final Cash Performance Units shall be eliminated.

(c)           Subject to clause (f) below, promptly following the Determination Date and the payment by the Participant of any applicable taxes pursuant to Section 11 of this Agreement, but subject to any delay necessary to comply with Section 12 hereof, the Corporation shall (1) issue to the Participant, free and clear of all restrictions, a number of shares of L3 common stock (if any) equal to the number of Final Stock Performance Units (the “Award Shares”) , and (2) pay the Participant an amount in cash (if any), without interest thereon and subject to applicable withholding taxes, equal to the Final Stock Performance Unit Dividends.  The Corporation shall not be required to deliver any fractional shares, but shall pay to the Participant, in lieu thereof, an amount in cash, without interest thereon and subject to applicable withholding taxes, equal to the Fair Market Value as of the last day of the Performance Period of such fractional share.  The Corporation shall pay any costs incurred in connection with issuing the Award Shares.  Upon the issuance of the Award Shares (and payment of any cash amounts contemplated under this clause (c)) to the Participant, the Participant’s Account in respect of the Final Stock Performance Units shall be eliminated.

(d)           Subject to the provisions of Sections 11 and 12 with respect to the issuance of Award Shares, all payments of cash or issuances of Award Shares under this Section 10 shall be made no earlier than January 1, and no later than March 15, of the year after the year in which the Performance Period terminates; provided, that notwithstanding the foregoing, in the event the Performance Period terminates as a result of a Change in Control, such payments of cash and issuances of Award Shares shall be made no later than the 30th calendar day following such Change in Control.

(e)           Notwithstanding the provisions of this Section, in the event of the death of the Participant prior to the making of any payment or the issuance of the Award Shares under this Section 10, such payment or issuance shall be made to the Participant’s beneficiaries, heirs, executors, administrators or successors in interest as the case may be.

(f)            Notwithstanding the provisions of this Agreement, the Committee shall have the right to reduce (or eliminate) any amount of cash payable hereunder and/or any amount of shares issuable hereunder to the extent attributable to one or more of the adjustments in the calculation of earnings-based Performance Measures provided for under Section 9, in accordance with any standards or on any other basis (including the Committee’s sole discretion) as the Committee may impose.

 11.              Tax Withholding.  As a condition to the Corporation’s issuance of the Award Shares (if any), the Participant shall remit to the Corporation the minimum amount necessary to satisfy Federal, state, local and foreign withholding tax requirements, if any (“Withholding Taxes”).  The payment shall be in the form of: (i) cash, (ii) the delivery of Shares, (iii) a reduction in the number of Shares otherwise issuable or deliverable or other amounts otherwise payable to the Participant pursuant to this Agreement, or (iv) a combination of (i), (ii) and/or (iii).  The value of any Shares delivered or withheld as payment in respect of Withholding Taxes shall be determined by reference to the Fair Market Value of such Shares as of the date of such withholding or delivery.  In the event that Withholding Taxes are satisfied by withholding a portion of the Shares otherwise issuable or deliverable to the Participant pursuant to this Agreement, the Corporation shall not withhold any Shares in excess of the minimum number of Shares necessary to satisfy the applicable Withholding Taxes.

 12.              General Restrictions.  Notwithstanding anything in this Agreement to the contrary, the Corporation shall have no obligation to issue or transfer any Award Shares as contemplated by this Agreement unless and until such issuance or transfer shall comply with all relevant provisions of law and the requirements of any stock exchange on which the Corporation's shares are listed for trading.

 13.              Plan Governs.  The Participant hereby acknowledges receipt of a copy of the Plan and agrees to be bound by its terms, all of which are incorporated herein by reference.  The Plan shall govern in the event of any conflict between this Agreement and the Plan.

 14.              Modification of Agreement.  This Agreement may be not be modified, amended, suspended or terminated, and any terms or conditions may not be waived, without the approval of the Committee.  The Committee reserves the right to amend or modify this Agreement at any time without prior notice to any Participant or other interested party; provided, that except as expressly provided hereunder, any such amendment or modification may not adversely affect in any material respect the Participant’s rights or benefits hereunder except for such amendments or modifications as are required by law.

 15.              Severability.  Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force in accordance with their terms.

 16.              Governing Law.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York without giving effect to the conflicts of laws principles thereof.

 17.              Successors in Interest; No Third Party Beneficiaries.  This Agreement shall inure to the benefit of and be binding upon any successor to the Corporation.  This Agreement shall inure to the benefit of the Participant or the Participant’s legal representatives.  All obligations imposed upon the Participant and all rights granted to the Corporation under this Agreement shall be final, binding and conclusive upon the Participant’s heirs, executors, administrators and successors.  Except as expressly provided herein, nothing in this Agreement shall confer any rights upon any person other than the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.

 18.              Administration.  The Committee shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules.  All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Participant, the Corporation and all other interested persons.  No member of the Committee shall be personally liable for any action determination or interpretation made in good faith with respect to the Plan or the Performance Units.  In its absolute discretion, the Board of Directors may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan and this Agreement.  The Committee shall have the power to delegate any and all of its rights and duties hereunder to any officer of the Corporation to the extent permitted under applicable law.

 19.              Resolution of Disputes.  Any dispute or disagreement which may arise under, or as a result of, or in any way related to, the interpretation, construction or application of this Agreement shall be determined by the Committee.  Any determination made hereunder shall be final, binding and conclusive on the Participant and Corporation for all purposes.

 20.              Data Privacy Consent.  As a condition of the grant of the Performance Units, the Participant hereby consents to the collection, use and transfer of personal data as described in this paragraph. The Participant understands that the Corporation and its subsidiaries hold certain personal information about the Participant, including name, home address and telephone number, date of birth, social security number, salary, nationality, job title, ownership interests or directorships held in the Corporation or its subsidiaries, and details of all performance units or other equity-based awards or other entitlements to shares of common stock awarded, cancelled, exercised, vested or unvested (“Data”). The Participant further understands that the Corporation and its subsidiaries will transfer Data among themselves as necessary for the purposes of implementation, administration and management of the Participant’s participation in the Plan, and that the Corporation and any of its subsidiaries may each further transfer Data to any third parties assisting the Corporation in the implementation, administration and management of the Plan. The Participant understands that these recipients may be located in the European Economic Area or elsewhere, such as the United States. The Participant hereby authorizes them to receive, possess, use, retain and transfer such Data as may be required for the administration of the Plan or the subsequent holding of shares of common stock on the Participant’s behalf, in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the Plan, including any requisite transfer to a broker or other third party with whom the Participant may elect to deposit any shares of common stock acquired under the Plan. The Participant may, at any time, view such Data or require any necessary amendments to it.

 21.              Limitation on Rights; No Right to Future Grants; Extraordinary Item of Compensation.  By accepting this Agreement and the grant of the Performance Units contemplated hereunder, the Participant expressly acknowledges that (a) the grant of Performance Units is a one-time benefit that does not create any contractual or other right to receive future grants of performance units, or benefits in lieu of performance units; (b) all determinations with respect to future grants of Performance Units, if any, including the grant date, the number of Performance Units granted and the performance period, will be at the sole discretion of the Corporation; (c) the Participant’s acknowledgment and acceptance of this Agreement is voluntary; (d) the value of the Performance Units is an extraordinary item of compensation that is outside the scope of the Participant’s employment contract, if any, and nothing can or must automatically be inferred from such employment contract or its consequences; (e) grants of performance units are not part of normal or expected compensation for any purpose and are not to be used for calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments, and the Participant waives any claim on such basis; (f) the future value of the Performance Units is unknown, cannot be predicted with certainty and may be zero; and (g) the Plan is discretionary in nature and may be suspended or terminated by the Corporation at any time.  In addition, the Participant understands, acknowledges and agrees that except as expressly provided hereunder, the Participant will have no rights to compensation or damages related to Performance Unit proceeds in consequence of the termination of the Participant’s employment for any reason whatsoever and whether or not in breach of contract.

 22.              Book Entry Delivery of Award Shares.  Whenever reference in this Agreement is made to the issuance or delivery of Award Shares, the Corporation may elect to issue or deliver such shares in book entry form in lieu of certificates.

 23.              Acceptance.  This Agreement shall not be enforceable until it has been executed by the Participant.

	By:	L3 TECHNOLOGIES, INC.

Michael T. Strianese
Chairman and Chief Executive Officer

Ann D. Davidson
Senior Vice President, General Counsel and Corporate Secretary

Acknowledged and Agreed
as of the date first written above:

Participant ES

Participant Signature

Exhibit A

Performance Unit Award Notice

A.	Participant:	Participant Name

B.	Grant Date:	Grant Date

C.	Performance Period:	1/1/2017 through 12/31/2019

D.	Aggregate Target Performance Units:	# Shares

E.	Performance Measure(s):

1.
Diluted Earnings per Share:  “Diluted EPS” means earnings per common share on a fully diluted basis, determined in accordance with generally accepted accounting principles and as derived from L3’s audited consolidated financial statements prepared in the ordinary course of business.  Diluted EPS shall be adjusted as contemplated by the terms of the Performance Unit Agreement to exclude certain items specified therein.

Portion of Aggregate Award for this Performance Measure:  100%
Target Units for this Performance Measure:  # Shares

Performance Scale:

Performance Levels	Cumulative Diluted EPS Required		Unit Multiplier

Maximum	≥ $	30.53	200%
		$29.14	150%
Target		$27.75	100%
		$26.36	75%
Threshold		$24.98	50%
Below Threshold	< $	24.98	0%

In the event that the level of actual performance exceeds the Threshold and falls between two of the stated performance levels listed above, the Unit Multiplier will be calculated on a straight-line basis between the two stated Unit Multipliers for those performance levels.

Payment Method:  Shares of L3 stock.  Subject to the terms of the Performance Unit Agreement, the number of shares will be determined by multiplying (1) the Target Units for this Performance Measure, by (2) the applicable Unit Multiplier.